Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports Fourth Quarter 2008

and Full Year Financial Results

(ROANOKE, VA, March 3, 2009) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing & instrumentation and pharmaceutical nanomedicines, today announced its financial results for the fourth quarter and year ended December 31, 2008.

As compared to the same quarter last year, fourth quarter 2008 revenues decreased by 26%, from $9.9 million to $7.4 million, gross profit decreased from $3.7 million to $2.3 million, and loss per share increased from $0.11 to $0.19. For the year, revenues increased by 10% from $33.7 million to $36.9 million compared to 2007. Gross profit increased from $12.3 million to $14.0 million, or 14%. The loss per share decreased from $0.77 in 2007 to $0.57 in 2008.

Kent Murphy, Chairman and Chief Executive Officer, provided this overview of Luna’s results: “Through the first three quarters of 2008, revenues increased 24% over the first three quarters of 2007. We were having a strong year until the fourth quarter, when the economy changed dramatically. The lower than expected fourth quarter 2008 revenues were primarily caused by a decline in orders for telecommunications products we believe related to customers reducing their capital expenditures in this uncertain economy. In recognition of this decline, we took the appropriate steps to control our expenses and cash flow. We ended 2008 with $15.5 million in cash, a net increase of approximately $0.3 million for the fourth quarter.

“A major portion of our business is geared toward partnerships with industry leaders in selected market spaces. During 2008, we entered into or continued partnership relationships with global market leaders in surgical robotics, heart bypass equipment, oilfield services, telecommunications equipment, power generation equipment and defense systems. The company continues to make progress towards new opportunities for partnering in solar and wind energy generation, non-robotic medical devices, pharmaceuticals and defense solutions.

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“In addition, our Technology Development Division, which provides applied contract research to customers, achieved our planned revenue growth of 15% in 2008 and has continued to be successful in attracting new contract awards in early 2009. We believe our backlog of $29 million as of year-end in new research opportunities will continue to support product development in sensors, nanomedicines and defense in accordance with our long-term business strategy.

“In the fourth quarter, we were awarded work with GE Aviation on a U.S. Army program to develop an integrated corrosion health monitoring system. GE Aviation selected Luna for this project due to our experience and knowledge of aircraft corrosion and materials and our concurrent development efforts in corrosion monitoring, modeling, and prediction. The goals of this Army program are to improve rotorcraft safety, decrease maintenance costs, and increase rotorcraft readiness.

“We also continue to garner interest in our unique organic solar cells, which use patented carbon nanomaterials to capture energy more efficiently than many existing organic solar cells to convert to electricity. Our research was recently published in Nature Materials, and demonstrates an entirely new approach of enhancing organic photovoltaic device performance. We are collaborating with solar cell manufacturers for testing and evaluation of Luna’s proprietary nanomaterial technology.”

On the outlook for 2009, Murphy commented, “Given these times of economic uncertainty, it is difficult to project 2009 revenue. We currently expect flat to modest revenue growth in 2009. We believe that our development relationships with industry leaders in broadband, alternative energy and healthcare markets, in addition to our opportunities within the federal government, position us to offset some of the uncertainty in our sensing and instrumentation product sales. As the economy recovers, we believe our Luna-branded test & measurement products will be attractive products to address the needs of broadband access and high speed network infrastructure in 2009 and beyond.”

Fourth Quarter Financial Highlights

—	Total revenues for the fourth quarter of 2008 decreased 26% compared to the fourth quarter of 2007.

—	Product and license revenues decreased 63% to approximately $1.4 million in the fourth quarter of 2008, compared to $3.7 million in the fourth quarter of 2007. Approximately $0.6 million of this decline is attributable to a change in the estimated percentage of completion on certain product development activities.

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—	Gross profit for the fourth quarter of 2008 decreased to $2.3 million, or 31% of total revenues, from $3.7 million, or 37% of total revenues, for the corresponding period of 2007. The aforementioned percentage-of-completion adjustment alone reduced the fourth quarter 2008 gross margin by approximately 8 percentage points.

—	Operating expenses were flat at $4.9 million in the fourth quarters of 2007 and 2008. Operating expenses for the fourth quarter of 2008 include a $0.7 million increase in legal expenses and a reduction of $1.0 million in incentive compensation costs.

—	Net loss per share for the fourth quarter of 2008 was $0.19 per share from a loss per share of $0.11 for the fourth quarter of 2007.

—	Cash and cash equivalents totaled $15.5 million at December 31, 2008, as compared to $15.2 million at September 30, 2008.

Fourth Quarter Business Highlights

Sensing and Instrumentation

—	Launched the PHOENIX™ 1400 swept tunable benchtop laser, which offers best-in-class wavelength precision and tuning linearity.

—	Demonstrated the feasibility of removing gaseous emboli from the bloodstream using our acoustic expertise along with our EDACT® medical device, which detects and verifies the removal of emboli.

Pharmaceuticals / Nanomedicine

—	Demonstrated our nanomaterial-based hair growth compounds in topical form and successfully repeated efficacy testing by an independent third party.

—	Selected two contrast media agent candidates with the core technology for developing targeted agents for imaging both inside blood vessels, or intravascular, and in the small structural space between tissues or parts of an organ, or interstitial sites.

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Demonstrated in vitro that our TRIMETASPHERE®-based contrast agent can possibly be used to target and image arterial plaque, which could lead to improved diagnosis and treatment of coronary artery and other diseases.

Technology Development

—

Demonstrated a new approach of enhancing organic photovoltaic (OPV) device performance using Luna’s exclusive TRIMETASPHERE® carbon nanomaterials in place of the empty cage fullerenes. Research published in the prestigious journal Nature Materials.

—	Luna’s nanomaterials were independently verified at the U.S. Department of Energy’s National Renewable Energy Lab (NREL) as setting a new record for efficiency of the commercially available P3HT organic solar cell polymer.

Year-End Financial Highlights

—	For the year ended December 31, 2008, total revenues grew $3.2 million, or 10%, to $36.9 million, compared to $33.7 million in 2007.

—	Technology Development Division revenues grew 15% in 2008, increasing from $23.4 million for the year ended December 31, 2007 to $26.8 million for the year ended December 31, 2008. Product and license revenue was $10.1 million in 2008 as compared to $10.3 million in 2007.

—	Gross profit increased to $14 million, or 38% of revenues, for 2008, from $12.3 million, or 37% of revenues, in 2007.

—	Operating expenses were $21.3 million in 2008, compared to $20.6 million in 2007.

—	Net loss from operations was $7.3 million in 2008, versus a loss from operations of $8.3 million for the prior year, an improvement of 12%.

—	For the first nine months of 2008, prior to the global economic crisis, the company had increased revenues by 24% and improved its net loss by 33% compared to the first nine months of 2007.

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—	The net loss applicable to common stockholders for 2008 was $6.3 million, or $0.57 per share on a diluted basis, compared to the net loss applicable to common stockholders of $7.8 million, or $0.77 per share on a diluted basis, for 2007.

—	Entered into a $10 million credit facility with Silicon Valley Bank, including a four-year term debt of $5 million outstanding as of December 31, 2008, with the remaining facility available under a revolving line of credit.

Year-End Business Highlights

Sensing and Instrumentation

—	Luna Technologies’ common optical platform continues into expanding markets, including medical devices, both robotic and non-robotic monitoring, energy generation and delivery monitoring. We are currently meeting the development objectives and timeline of our partnership with Intuitive Surgical to adapt Luna’s shape sensing technology for use in medical robotics for minimally invasive surgery. We are applying our shape sensing technology to underwater surveillance arrays, which may allow the Navy to detect and assess enemy threats in the ocean with greater accuracy. We are also applying our shape technology in a joint program with a leading global security company developing a flexible positioning system for manufacturing metrology.

—

Launched Luna’s first tunable laser (our PHOENIX™1000 device), which provides users with a high-performance, rugged and cost-effective tunable laser solution for applications in fiber sensing, metrology, spectroscopy and instrumentation. Launched the Precision Reflectometer (PR™ 4400) instrument for increased throughput in optical manufacturing.

Pharmaceuticals / Nanomedicine

—	Selected to work with the National Cancer Institute’s National Characterization Lab (NCL) in preclinical studies, with the intent of accelerating the transition of basic nanomedicine research into clinical applications.

—	Results from animal studies reinforced findings that Luna’s nanomedicine prototype encourages existing hair follicles to grow, hair to grow faster and the numbers of hair follicles to increase.

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—	During 2008, received several new projects from the National Institutes of Health (NIH) covering areas of allergic response, MRI contrast, and nanomedicines.

Technology Development

—	Development milestone met with the Missile Defense Agency on the contact for development of low cost common, sensor electronics for use in next-generation exoatmospheric interceptor kill vehicles for ballistic missile defense. A successful technology-demonstration flight test was made from the NASA Wallops Flights Facility, Virginia on June 26, 2008.

—	Awarded $3.9 million subcontract from General Dynamics Information Technology in support of an Air Force Research Laboratory (AFRL) prime contract to continue work improving the performance of nanomaterials for military applications.

Outlook 2009

The company expects flat to modest growth in 2009 with total revenue to be in the range of approximately $37 million to $40 million, consisting of product and license revenue of approximately $7 to $9 million and technology development revenue of approximately $30 to $31 million. Also for 2009, the company anticipates a net loss in the range of approximately $5.5 to $6.0 million.

For the first quarter of 2009, the company expects revenue of approximately $9 million and a net loss of approximately $2.2 million.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 11:00 a.m. (EST) today to discuss its financial results and business developments for 2008 and expectations for 2009. The call can be accessed by dialing 1.866.770.7129 domestically or 1.617.213.8067 internationally prior to the start of the call. The access code is 54417420. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

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About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, but not limited to, (i) expectations regarding Luna’s customers and the effects of the current economic crisis; (ii) Luna’s actions to react to a downturn in customer purchases; (iii) expectations for partnerships with industry leaders; (iv) expectations regarding Luna’s technology and product development contracts including those with GE Aviation, the National Renewable Energy Lab, Intuitive Surgical, the National Cancer Institute’s National Characterization Lab, the Missile Defense Agency and General Dynamics; (v) expectations regarding the successful development and commercialization of certain technologies including sensors, organic solar cells, nanomaterial-based hair growth compounds and contrast agents, and sensor electronics; (vi) expectations regarding Luna’s contract backlog and continued growth thereof; (vii) expectations of capabilities and success of new products including the PHOENIXTM 1400 laser; (viii) anticipated revenues and activity in its product and license and technology development divisions in 2009 and the corresponding financial results for each of those areas; and (ix) Luna’s financial outlook for its first quarter and full fiscal year 2009, including expected revenues and net loss as well as the underlying growth rates assumptions and expected components thereof. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, continued or further weakness in the global economy; the company’s ability to transition its revenue mix to product revenues; risks inherent in current or future litigation proceedings; the company’s ability to successfully identify market needs for new products; the company’s continued reliance on contract research, including government grants and contracts available only to small businesses, for a significant portion of its revenue; the company’s ability to remain eligible for small business government grants and contracts in the future; technical difficulties in developing or engineering new products or in meeting contract research requirements; the company’s ability to manage its cash and costs as well as to raise additional capital; competition from alternative, more affordable energy sources; the potential adverse effects of nanotechnology, whether real or perceived; and the potential limitations of regulatory requirements in obtaining clearance by the

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U.S. Food and Drug Administration or other regulatory agencies for the company’s products. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

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Luna Innovations Incorporated Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Contract research revenues	$6,042,895	$6,265,004	$26,838,592	$23,356,456
Product and license revenues	1,353,654	3,671,462	10,059,728	10,325,659

Total revenues	7,396,549	9,936,466	36,898,320	33,682,115
Cost of revenues:
Contract research costs	4,067,511	4,626,536	17,626,495	16,546,140
Product and license costs	1,008,369	1,648,822	5,231,067	4,819,825

Total cost of revenues	5,075,880	6,275,358	22,857,562	21,365,965

Gross Profit	2,320,669	3,661,108	14,040,758	12,316,150
Operating expense	4,864,826	4,870,622	21,334,655	20,570,479

Operating loss	(2,544,157)	(1,209,514)	(7,293,897)	(8,254,329)

Other income (expense)	—	—	—	—
Other income (expense)	530,628	(18,112)	1,197,755	32,722
Interest income / (expense), net	(147,684)	76,231	(189,501)	371,991

Total other income (expense)	382,944	58,119	1,008,254	404,713

Loss before income taxes	(2,161,213)	(1,151,395)	(6,285,643)	(7,849,616)
Income tax expense (benefit)	—	—	—	—

Net loss	$(2,161,213)	$(1,151,395)	$(6,285,643)	$(7,849,616)

Net loss per share:
Basic	$(0.19)	$(0.11)	$(0.57)	$(0.77)

Diluted	$(0.19)	$(0.11)	$(0.57)	$(0.77)

Weighted average shares:
Basic	11,118,249	10,465,501	10,974,010	10,219,711

Diluted	11,118,249	10,465,501	10,974,010	10,219,711

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Luna Innovations Incorporated Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$15,518,960	$12,046,945
Accounts receivable, net	7,332,034	9,716,610
Refundable income taxes	98,092	396,062
Inventory	2,828,991	1,675,239
Other current assets	342,598	333,105

Total current assets	26,120,675	24,167,961
Property and equipment, net	5,363,957	5,859,515
Intangible assets, net	1,813,643	1,911,132
Deferred tax asset	600,000	600,000
Other assets	118,292	10,270

Total assets	$34,016,567	$32,548,878

Liabilities and stockholders’ equity
Current liabilities
Current portion of capital lease obligation	$17,396	$23,885
Current portion of long-term debt obligation	1,428,572	—
Accounts payable	2,667,192	3,024,973
Accrued liabilities	5,161,308	5,331,798
Deferred credits	1,854,282	1,672,400

Total current liabilities	11,128,750	10,053,056
Long-term capital lease obligation	—	4,671
Long-term debt obligation	8,571,428	5,000,000
Deferred credits and other long term liabilities	—	354,418

Total liabilities	19,700,178	15,412,145

Stockholders’ equity:
Preferred stock, par value $0.001, 5,000,000 shares authorized at December 31, 2008, no shares issued and outstanding at December 31, 2007	—	—
Common stock
Common stock, par value $0.001, 100,000,000 shares authorized 11,137,882 shares issued and outstanding at December 31, 2008	11,138	10,704
Additional paid-in capital	37,960,928	34,496,063
Accumulated deficit	(23,655,677)	(17,370,034)

Total stockholders’ equity	14,316,389	17,136,733

Total liabilities and stockholders’ equity	$34,016,567	$32,548,878

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Luna Innovations Incorporated Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
	2008	2007
	(unaudited)
Cash flows used in operating activities
Net loss	$(6,285,643)	$(7,849,616)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,933,566	1,780,877
Deferred income taxes	—	—
Share-based compensation	2,867,487	2,425,143
Change in assets and liabilities:
Accounts receivable	2,384,576	(2,483,204)
Refundable income taxes	297,970	—
Other assets	(1,626,131)	(659,205)
Accounts payable and accrued expenses	(157,628)	1,972,111
Deferred revenues	(172,536)	597,724

Net cash used in operating activities	(758,339)	(4,216,170)

Cash flows used in investing activities
Acquisition of property and equipment	(391,210)	(1,375,612)
Intangible property costs	(536,251)	(414,328)

Net cash used in investing activities	(927,461)	(1,789,940)

Cash flows from financing activities
Borrowings on term loan	5,000,000	—
Payments on debt obligation	—	(214,953)
Payments on capital lease obligations	(11,160)	(84,695)
Proceeds from the exercise of options and warrants	168,975	485,950

Net cash from financing activities	5,157,815	186,302

Net change in cash	3,472,015	(5,819,808)
Cash—beginning of period	12,046,945	17,866,753

Cash—end of period	$15,518,960	$12,046,945

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Investor Contact:

John Baldissera

BPC Financial Marketing

1-800-368-1217

IR@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: kclark@lunainnovations.com